Exhibit 4.13

ESCROW AGREEMENT

THIS AGREEMENT is made and entered into as of March ___, 2015, by and among Securities Transfer Corporation (the "Escrow Agent"); Chanticleer Holdings, Inc., Charlotte, NC, a Delaware corporation, the (“Company”) and Source Capital Group, Inc. (“Placement Agent”).

WHEREAS, the Company proposes to conduct a rights offering (the “Rights Offering”) in which it shall distribute one right per share (the “Common Stock”), for each share of Common Stock held at the close of business on __________, 2015 (the “Record Date”), entitling the holder thereof to subscribe for One (1) share of Common Stock at the price of $____ per share, up to a total of $________________, payable upon subscription.

WHEREAS, the Company, the Placement Agent and the Escrow Agent desire to establish an escrow account into which funds received from the persons desiring to purchase Common Stock will be deposited and held until the next prescribed escrow break during the escrow period;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, it is hereby agreed as follows:

1.          The Company and Source hereby appoints and designates Securities Transfer Corporation, as Escrow Agent for the purposes herein set forth, and Securities Transfer Corporation, does hereby accept such appointment.

2.          On or prior to the date of the commencement of the Offering, the parties hereto shall establish an escrow account with the Escrow Agent, which escrow account shall be entitled “Securities Transfer Corporation Account P” (the "Escrow Account"). The Company shall instruct subscribers to make payment by one of the following means:

By Check, Bank Draft or Money Order:

All checks, bank drafts or money orders for the Common Stock purchases (the "Checks") should be made payable to the order of Securities Transfer Corporation Account P, as Escrow Agent for Chanticleer Holdings, Inc. Any Checks received that are made payable to a party other than as listed above shall be returned to the sender.

By Bank Wire:

Banking Institution: Vision Bank-Texas

For Credit to: Securities Transfer Corporation Account P

Routing #: ABA#111925472

Account #: 207290

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3.           The Company agrees that it shall promptly deliver all monies received from subscribers for the exercise of the Rights to the Escrow Agent for deposit in the Escrow Account together with a written account of each such exercise, which account shall set forth, among other things, the state of residence of the subscriber, the number of shares purchased, the amount paid therefor, and whether the consideration received was in the form of a check, draft, or money order. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount." A deposit receipt (or other similar instrument) reflecting the deposit of such Checks shall show, with respect to each exercise of Rights, the resident state of each subscriber and the amount of the Check deposited in the Escrow Account (which information the Escrow Agent shall obtain from the cover letter(s) delivered to the Escrow Agent with the Checks). The Escrow Agent shall forthwith deliver a copy of such deposit receipt to the Company.

4.           The Escrow Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

(a)          The date upon which the all Rights have been exercised and the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $____________ in deposited funds; or

(b)          the expiration date of the Rights, _______________, 2015.

Prior to the Escrow Agent receiving funds representing the exercise of all of the Rights during the Escrow Period, or the expiration date of the Rights, the Company is aware and understands that the Company is not entitled to any funds received into escrow, and no amounts deposited in the Escrow Account during the Escrow Period shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

Unless otherwise specifically directed herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited or received hereunder. All such collections shall be subject to the usual collection agreement regarding items received by its commercial banking department for deposit or collection. The Escrow Agent shall have no duty to (i) notify anyone of any payment or maturity under the terms of any instrument deposited or received hereunder or (ii) take any legal action to enforce payment of any check, note or security deposited or received hereunder. In the event that any funds, including cleared funds, deposited in the Escrow Account prove uncollectible after the funds represented thereby have been released by the Escrow Agent pursuant to this Agreement, the Company shall immediately reimburse the Escrow Agent upon request for the face amount of such check or checks, together with reasonable and customary charges and expenses related thereto, and the Escrow Agent shall deliver the returned checks or other instruments to the subscriber. In such cases, the Escrow Agent will promptly notify the Company of such return. The Company acknowledges that its obligation in the preceding sentence shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent. The Escrow Agent shall have no liability for, or obligation to pay, interest on any money deposited or received hereunder. The Escrow Agent will not be required to lend to, or advance, or pay out of its own funds any sums whatsoever for the account of the Company or the Placement Agent.

If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

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5.           During the Escrow Period, the Escrow Agent shall make escrow breaks and deliver funds per the Escrow Agreement upon the following occurrences:

(a)          The date upon which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $_______________ of deposited funds (representing exercise of all of the Rights); and

(b)          the third business day after the expiration of the Rights.

6.           In the event the Escrow Agent shall have received written notice from the Company before the termination of the Escrow Period to release from the Escrow Account and deliver to a particular subscriber his funds, the Escrow Agent shall forward to such subscriber his original Check or an amount equal to the amount of such subscriber's Check without deduction, penalty, or expense to the subscriber, and the Escrow Agent shall notify the Company and the Placement Agent of its distribution of such funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

In the event the Escrow Agent does receive any funds prior to the termination of the Escrow Period, in no event will the Escrow Amount be released to the Company until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

7.           After the termination of the Escrow Period pursuant to Section 4 hereof, or after the maximum of $__________ has been reached pursuant to Section 5(a), and upon receipt by the Escrow Agent of

(i)          Notice from the Company and the Placement Agent, jointly, in the form of Exhibit A, attached hereto and made a part hereof (the "Company Notice of Acceptance"); and

(ii)         Clearance and payment in full on all subscribers' Checks whose subscriptions are accepted,

The Escrow Agent shall

(a)          deliver to the Company by wire or certified or official bank check payable in immediately available funds an amount equal to the amount set forth in Paragraph 7 of the Company’s Notice of Acceptance as set forth therein;

(b)           deliver to the Placement Agent the fee set forth in the Company Notice of Acceptance; and

(b)          deliver to each subscriber (if any) identified in Paragraph 2 or Paragraph 3 of the Company's Notice of Acceptance as having had his subscription agreement rejected in whole or in part by the Company, such subscriber's original Check or an amount equal to the amount set forth opposite such subscriber's name on Appendices II and III, respectively, to the Company's Notice of Acceptance.

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8.          This Agreement shall become effective as of the date hereof, and shall continue in force until the delivery of all funds held by the Escrow Agent hereunder in accordance with Section 7 hereof or until terminated by an instrument in writing executed by the Company and the Placement Agent.

9.          The Company shall pay the Escrow Agent a fee for its escrow services as per Exhibit B attached hereto, which is made a part hereof, and for reimbursement of its out-of-pocket expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by the Company, and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees and non-reimbursed expenses, superior to the interests of any other persons or entities. If it is necessary for the Escrow Agent to return funds to the subscribers, the Company shall pay to the Escrow Agent an additional amount sufficient to reimburse it for its actual cost in disbursing such funds.

10.         The Escrow Agent will not invest the Escrow Amount or any deposits to the Escrow Account and any such deposits shall earn no interest.

11.         The Escrow Agent shall have no responsibility except for the safekeeping and delivery of the amounts deposited in the Escrow Account, in accordance with this Agreement. The Escrow Agent shall not be liable for any act done or omitted to be done under this Agreement or in connection with the amounts deposited in the Escrow Account except as a result of the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent is not a party to nor is it bound by, nor need it give consideration to the terms or provisions of, even though it may have knowledge of, (i) any agreement or undertaking by, between or among the Company and any other party, except this Agreement, (ii) any agreement or undertaking that may be evidenced by this Agreement, or (iii) any other agreements that may now or in the future be deposited with the Escrow Agent in connection with this Agreement. The Company and the Placement Agent covenant that they will not commence any action against the Escrow Agent at law, in equity, or otherwise as a result of any action taken or thing done by the Escrow Agent pursuant to this Agreement, or for any disbursement made as authorized herein upon failure of the Company or the Placement Agent to give the notice within the times herein prescribed. The Escrow Agent has no duty to determine or inquire into any happening or occurrence or of any performance or failure of performance of the Company or the Placement Agent or of any other party with respect to agreements or arrangements with any other party. If any question, dispute or disagreement arises among one or more of the parties hereto and/or any other party with respect to the funds deposited in the Escrow Account, the proper interpretation of this Agreement, the duties of the Escrow Agent hereunder or the rights of the parties to this Escrow Agreement, the Escrow Agent shall not be required to act and shall not be held liable for refusal to act until the question or dispute is settled, and the Escrow Agent has the absolute right at its discretion to do either or both of the following:

(a)          Withhold and/or stop all further performance under this Agreement until the Escrow Agent is satisfied, by receipt of a written document in form and substance satisfactory to the Escrow Agent and executed and binding upon all interested parties hereto (who may include the subscribers), that the question, dispute, or disagreement has been resolved; or

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(b)          File a suit in interpleader and obtain by final judgment, rendered by a court of competent jurisdiction, an order binding all parties interested in the matter and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

The Escrow Agent shall never be required to post a bond in connection with any services hereunder. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel (who shall not be counsel for the Company).

12.         Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a)          Not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence;

(b)          Nave no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c)          Be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d)          Be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

e)           Have no responsibility or liability for any diminution in value of any assets held hereunder;

(f)          Be entitled and is hereby granted the right to set off and deduct any unpaid fees and/or non-reimbursed expenses from amounts on deposit in the Escrow Account;

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(g)          Have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the prospectus included in the effective registration statement registering the shares of Common Stock issuable upon exercise of the Rights. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES;

(h)          Have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

13.         The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction, or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties and to take statements made therein as correct without any affirmative duty of investigation.

14.         Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

15.         In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

16.         The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect. If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

17.         The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense (including all legal expenses described in Section 10 incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability in the premises unless such losses, liabilities, costs and expenses shall have been finally adjudicated to have resulted from the bad faith or gross negligence of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement.

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18.         All payments and deliveries required to be made by the Escrow Agent to the Company, or the subscribers hereunder shall be made in accordance with the provisions of Section 7 hereof, and all payments and deliveries so made shall be valid and effective to discharge the liability of the Escrow Agent with respect thereto. Upon disbursement of all of the Company's funds in the Escrow Account in accordance with Section 7 hereof, the Escrow Agent's responsibilities under this Agreement shall terminate. The Escrow Agent shall have no liability under any circumstances with respect to the application of the proceeds of any delivery of funds made by it.

19.         Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing. The Escrow Agent shall be deemed to have delivered and given notice or other item required to be delivered under this Agreement upon the deposit thereof by the Escrow Agent in the U.S. Mail by registered or certified mail postage prepaid and addressed as follows:

If to the Company:

Chanticleer Holdings, Inc.
Attn: Mike Pruitt
7621 Little Avenue, Suite 414
Charlotte, NC 28226

If to a subscriber:

To the address set forth in the cover letter(s) referenced in Section 3 hereof.

If to the Placement Agent:

Source Capital Group, Inc.
Attn: Richard Kreger
276 Post Road West
Westport, CT 06880

Any notice, instruction or other item to the Escrow Agent shall be deemed to have been given only when received by the Escrow Agent. Such notice may be given by any accepted means of communication including, but not limited to, in person, by telegram or by U.S. Mail at its principal offices or at the following address:

Securities Transfer Corporation

2591 Dallas Parkway, Suite 102

Frisco, Texas 75034

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A United States Post Office registered or certified mail receipt showing delivery as aforesaid shall be conclusive evidence of the date and fact of delivery. Any party hereto may change the address to which notices are to be delivered by giving to the other parties not less than ten days written notice thereof.

20.         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

21.         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.         This Agreement has been executed and delivered in and shall be construed and enforced in accordance with the laws of the State of Texas.

23.         This Agreement may be amended or canceled by and upon written notice to the Escrow Agent at any time by the Company and the Broker-Dealer, but the duties and responsibilities of the Escrow Agent may not be increased without its consent.

24.         This instrument evidences the entire agreement between the Escrow Agent, the Company and the Broker-Dealer, and represents a merger of all preceding agreements between the parties hereto pertaining to the subject matter hereof.

DATED and effective as of this ___ day of________, 2015.

SECURITIES TRANSFER CORPORATION

By:
Its:

CHANTICLEER HOLDINGS, INC.

By:
________________, President

SOURCE CAPITAL GROUP, INC.

By:
________________, [TITLE]

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EXHIBIT A

__________, 2015

Gentlemen:

Reference is made to that certain Escrow Agreement dated effective as of___________, 2015 (the "Agreement") by and between you, and the undersigned. This letter is the "Company's Notice of Acceptance" referenced in Section 7(i) of the Agreement. All terms used herein shall have the same meaning as defined in the Agreement.

1.          The identity of those subscribers whose subscription agreements have been accepted in whole by the Company and the amount of the Check or wire deposit of each such subscriber which was delivered to you are set forth in Appendix I attached hereto and made a part hereof.

2.          The name and address of each subscriber whose subscription was totally rejected by the Company, and the amount of the Check or wire deposit of such subscriber which was delivered to you, which amount is to be returned to the subscriber, are set forth in Appendix II attached hereto and made a part hereof.

3.          The name and address of each subscriber whose subscription agreement was accepted in part by the Company, and the amount of the Check or wire deposit of such subscriber which was delivered to you, and the amount to be returned to each are set forth in Appendix III attached hereto and made a part hereof.

4.          The aggregate dollar amount of the Checks or wire deposits deposited in the Escrow Account is $_______________.

5.          The aggregate dollar amount of the funds deposited in the Escrow Account to be delivered to Source Capital Group is $____________.

6.          The aggregate dollar amount of the funds deposited in the Escrow Account to be delivered to the Company is $_____________.

Each amount set forth herein is correctly stated.

Very truly yours,

CHANTICLEER HOLDINGS, INC.

By:
______________, President

SOURCE CAPITAL GROUP, INC.

By:
______________, President

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Exhibit B

Subscription Escrow Fee Schedule

SECURITIES TRANSFER CORPORATION FEE SCHEDULE

ESCROW AGENT SERVICES

Establishment of Escrow Account	$1,500
Receive, Examine and Process Subscription Agreements	$10.00 per Subscription
Envelopes & Postage	Included
Prepare & Print Checks for Disbursement of Escrowed funds	Included
Wire Transfer of Escrowed funds	$25.00 per wire

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